As filed with the Securities and Exchange Commission on January 25, 2002.

Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RTW, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1448070 (I.R.S. Employer Identification No.)

8500 Normandale Lake Boulevard
Suite 1400
Bloomington, Minnesota 55437
(Address of principal executive offices and zip code)

RTW, INC.
AMENDED 1994 STOCK PLAN

1995 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Jeffrey B. Murphy
RTW, Inc
8500 Normandale Lake Boulevard
Suite 1400
Bloomington, Minnesota 55437
(952) 893-0403
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of		Proposed Maximum		Proposed Maximum
Securities to Be	Amount to be	Offering Price per		Aggregate	Amount of
Registered	Registered	Share		Offering Price	Registration Fee

Common Stock to be issued pursuant to RTW, Inc. Amended 1994 Stock Plan	500,000 shares(2)	$1.30	(1)	$650,000	$92	(4)

Common Stock to be issued pursuant to RTW, Inc. 1995 Employee Stock Purchase Plan	125,000 shares(3)	$1.30	(1)	$162,500	$92	(4)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company’s Common Stock on the Nasdaq National Market on January 24, 2002.

(2)	Under the Amended 1994 Stock Plan, 250,000 shares were originally registered on Form S-8/S-3 (File No. 33-91368) filed with the Securities and Exchange Commission on April 19, 1995 (375,000 shares as adjusted for a May 1996 3-for-2 stock split); 1,125,000 additional shares were registered on Form S-8 (File No. 333-28585) filed with the Securities and Exchange Commission on June 5, 1997; and 500,000 additional shares are being registered herewith.

(3)	Under the 1995 Employee Stock Purchase Plan, 50,000 shares were originally registered on Form S-8/S-3 (File No.33-91372) filed with the Securities and Exchange Commission on April 18, 1995 (75,000 shares as adjusted for the Company’s May 1996 three-for-two stock split), and 125,000 additional shares are being registered herewith.

(4)	A minimum registration fee of $100.00 is being paid with this filing.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT
BY REFERENCE

1994 Plan

     A Registration Statement on Form S-8/S-3 (File No. 33-91368) was filed with the Securities and Exchange Commission on April 19, 1995 covering the registration of 250,000 shares (375,000 shares as adjusted for a May 1996 3-for-2 stock split) of the Common Stock, under the Company’s 1994 Stock Plan (the “1994 Plan”). A filing fee of $959 was paid at the time that the S-8/S-3 Registration Statement was filed. A Registration Statement on Form S-8 (File No. 333-28585) was filed with the Securities and Exchange Commission on June 5, 1997 covering the registration of an additional 1,125,000 shares of the Common Stock under the 1994 Plan. A filing fee of $2,703 was paid at the time that the S-8 Registration Statement was filed. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 500,000 shares authorized under the 1994 Plan. An amendment to the 1994 Plan to increase the reserved and authorized number of shares under the Plan by 500,000 was authorized by the Company’s Board of Directors on July 22, 1998 and such amendment was approved by the Company’s shareholders on May 27, 1999. This Registration Statement should also be considered a post-effective amendment to the prior Registration Statement. The contents of the prior Registration Statement are incorporated herein by reference.

1995 Plan

     A Registration Statement on Form S-8/S-3 (File No. 33-91372) was filed with the Securities and Exchange Commission on April 18, 1995 covering the registration of 50,000 shares (75,000 shares as adjusted for a May 1996 3-for-2 stock split) of the Common Stock, under the Company’s 1995 Employee Stock Purchase Plan (the “1995 Plan”). A filing fee of $225 was paid at the time that the S-8/S-3 Registration Statement was filed. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 125,000 shares authorized under the 1995 Plan. An amendment to the 1995 Plan to increase the reserved and authorized number of shares under the Plan by 500,000 was authorized by the Company’s Board of Directors on April 7, 1998 and such amendment was approved by the Company’s shareholders on May 21, 1998. This Registration Statement should also be considered a post-effective amendment to the prior Registration Statement. The contents of the prior Registration Statement are incorporated herein by reference.

PART I

     Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2000.

(b) The Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001; the Current Reports of the Company on Form 8-K reporting events occurring on December 7, 2001 and December 12, 2001; the Definitive Proxy Statement dated November 12, 2001, for the 2001 Annual Meeting of Shareholders held on December 11, 2001.

(c) The description of the Company’s Common Stock as set forth under the section entitled Description of Registrant’s Securities to be Registered in the Company’s Registration Statement on Form 8-A (File No. 0-25508), filed with the Securities and Exchange Commission effective February 7, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Articles of Incorporation provide that no director of the Company may be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except as limited by Minnesota law. Minnesota law provides that a corporation may not limit a director’s personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty (i) for any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the effective date of the indemnification provisions in the Company’s Articles of Incorporation.

     The Company’s Articles of Incorporation, and Section 302A.521 of the Minnesota Business Corporation Act, provide that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

     In addition, the Company has entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification to the full extent permitted by Minnesota law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits. (Filed electronically herewith)

Exhibit

4.1	Amended RTW, Inc. 1994 Stock Plan, as amended through May 27, 1999

4.2	1995 Employee Stock Purchase Plan, as amended through May 21, 1998.

5.1	Opinion of Lindquist & Vennum P.L.L.P

23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

The Company hereby undertakes to:

(a)  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on January 24, 2002.

RTW, INC

By	/s/ J. Alexander Fjelstad J. Alexander Fjelstad III, President and Chief Executive Officer

     POWER OF ATTORNEY

     The undersigned officers and directors of RTW, Inc. hereby constitute and appoint J. Alexander Fjelstad III and Jeffrey B. Murphy, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on the date and in the capacities indicated.

Signature

/s/ J. Alexander Fjelstad	Dated: January 24, 2002
J. Alexander Fjelstad III, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey B. Murphy	Dated: January 24, 2002
Jeffrey B. Murphy, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)

/s/ John O. Goodwyne	Dated: January 24, 2002
John O. Goodwyne, Director

/s/ Mark E. Hegman	Dated: January 24, 2002
Mark E. Hegman, Director

/s/ Gregory Koschinska	Dated: January 24, 2002
Gregory Koschinska, Director

/s/ Alfred L. LaTendresse	Dated: January 24, 2002
Alfred L. LaTendresse, Director

/s/ David C. Prosser	Dated: January 24, 2002
David C. Prosser, Director